Exhibit 99.1

GILLA FORMS GILLA EUROPE; ACQUIRES LEADING E-CIG MANAGEMENT TEAM

BUDAPEST, HUNGARY – (January 6th, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has formed Gilla Europe Kft. (“Gilla Europe”) and has hired a leading E-cig sales and distribution management team. The move brings on board a leading E-cig distribution platform accessing over 25 European countries and covering over 30 languages. The Company has also agreed to take over the office space for the 20-plus-person team in Budapest, Hungary and the logistics and warehousing services based in Slovakia. This distribution platform was providing exclusive services to a leading cig-a-like E-cig brand and had built its sales to a peak level of over $3 million per year.

"My team is incredibly excited to join Gilla," stated Balint Antal, the recently appointed CEO of Gilla Europe. He added, "This is a tremendous opportunity to combine our sales and distribution capabilities with the best-in-class E-liquid brands Gilla has both acquired and developed. Our existing customer relationships should provide immediate revenues to Gilla and quickly advance Gilla’s international expansion."

J. Graham Simmonds, Chairman and CEO of Gilla Inc. added, “This is another great opportunity for Gilla and the timing could not be better. As we have successfully acquired and developed our portfolio of premium E-liquid brands, we will now aggressively pursue building out the demand side of the business. Adding Mr. Antal and his team provides Gilla an immediate global reach and a significant presence in Europe, which is one of the fastest growing markets for E-liquid products. This will immediately impact our revenues and allow us to add even more E-liquid brands to our portfolio.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla aims to become a global leader in the manufacturing and distribution of E-liquid brands and proprietary recipes for the vapor industry. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Miss Pennysworth’s Elixirs, The Mad Alchemist and Replicant E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. J. Graham Simmonds
Chief Executive Officer
w: 1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc